UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 9, 2018 (October 3, 2018)

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2018, Michael Morhaime will cease to serve as the president and chief executive officer of Blizzard Entertainment, Inc., a subsidiary of Activision Blizzard, Inc. (the “Company”).

Mr. Morhaime will continue his employment with the Company in an advisory capacity and, in connection therewith, entered into an agreement with the Company (the “Morhaime Employment Agreement”) on October 3, 2018.  In his capacity as an advisor to the Company and its subsidiaries (collectively, the “Company Group”), Mr. Morhaime will provide strategic advice and counsel to the Company Group.  For the period in which he remains employed through the end of the year, Mr. Morhaime’s annual base salary will remain unchanged. Thereafter, Mr. Morhaime will receive a reduced base salary. He will receive a bonus of no less than 3.5% of the profit sharing pool created pursuant to the Blizzard Profit Sharing Plan, if any, for 2018 and will be eligible to receive a bonus under the Company’s Corporate Annual Incentive Plan for 2018, subject to his continued employment. While he remains an employee, Mr. Morhaime’s significant outstanding equity awards will continue to vest in accordance with their existing terms. The Company has also agreed to cover Mr. Morhaime’s legal fees related to the Morhaime Employment Agreement, subject to a cap.  The Morhaime Employment Agreement places certain limited restrictions on Mr. Morhaime’s ability to compete with the Company Group, solicit the employment of the Company Group’s employees, or induce the Company Group’s business partners to alter their relationships with the Company Group and also includes other provisions related to communications.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 9, 2018

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer